TO:       FILE
FROM:     COMPENSATION COMM. TSB
DATE:     August 24, 1994
RE:       1994 Compensation Structure--CEO

This memo of understanding has been authorized by the Board of Directors of Trenton Savings Bank at a regular meeting held on August 24, 1994. The purpose of the memo is to record the compensation program for the current CEO of the Bank and to insure the long term execution of the program.

Qualifications: As a prerequisite of this package, the CEO must continue to serve in his present capacity thru December 31, 1999. He must do so in the same professional manner and with the same technical capability as has been consistent with past performance. With this having been stated, the board acknowledges that there may be an alteration of duties during this period that would be necessitated by the planned transition to his successor, a possible reorganization of the Bank or an acquisition or merger with another financial institution. In any of these cases or other possible changes, the intent of this memo is that the CEO's compensation does not negatively differ from what is now directed.

     a. The base salary of the CEO for 1994 is $170,000. This base may be adjusted over time to reflect changes in the cost of living or for other reasons to be determined by the Compensation
Committee of the Board of Directors.

     b. There will be a bonus program, effective for 1994, that establishes both operational and strategic goals that will focus the CEO in the performance of his job. The specific annual performance review will be done by the Compensation Committee no later than ninety days following the conclusion of the Bank's fiscal year, and will result in an award of either part or all of the allowable bonus pool. At this point in time, the pool is to be $50,000 to be divided 60% towards the strategic goals and 40% towards the operational goals. 1994 goals are as follows:

STRATEGIC:
     -- The selection and training of a successor, -- the writing of a Strategic Plan that includes a comprehensive operating credo,
     -- the completion of the transition on Corporate structure as may be appropriate,
     -- the proper pursuit of merger opportunities at an appropriate pace.

OPERATIONAL:
     To include the continuance or improvement of historical performance measurements relative to other comparable institutions and adjusted for circumstances outside of the CEO's direct control:

     -- ratio of operating expenses to assets, -- ROA,
     -- growth in assets,
     -- maintenance of minimum loan losses,
     -- selection and training of quality personnel and -- organizing and planning to bring the Bank to "state of the art" in automation.

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These goals are not being tied to specific numbers but rather will be valued by the subjective evaluation of the Compensation Committee. It is being done in this manner because the Board recognizes that these goals are more process oriented and are subject to various conditions that, if not considered, would lead to incorrect or unfair conclusions.

     c. There will be an additional payment to the CEO for each of the next five years. The payment is meant as an addition to his current retirement resources. It is the intent of these payment that they are sufficient, in addition to his other resources, to provide an adequate flow of funds for him upon retirement on 12/31/99. It is expressly understood that the conditions of these payments include retirement at, or before, 12/31/99. It is also a condition of these payments that it is expressly understood that the By-Laws of the Bank will be amended to remove the vested right of a retired President to remain on the Board for life. The Board agreed to amend those By-Laws at its meeting held on August 24, 1994. It is expected, but not guaranteed, that the CEO will serve as a Director until the December following his seventieth birthday after which time he may be elected as a Director on an annual basis based on the wishes of the Board.

It is also the intent of this arrangement that the Bank does not maintain the risk of investment of these payments. The CEO will earn each payment ($70,000) upon the successful completion of each calendar year starting in 1994. The payment by the Bank for each year will be prior to Jan. 30 of the year following the year of qualified completion. The CEO will have the choice of form that the payment takes but it must qualify as an operating expense deduction for each of the five years it is earned and it must be tax deductible, in total no later than the year 2000.

If the CEO ceases to be able to perform his duties during the contemplated term of this arrangement, he or his estate will be entitled to a pro rated share of the annual ($70,000) payment for the then current year. This paragraph assumes that the reasons for interruption of duties would be health related and not due to unacceptable performance.

This memo is meant to adequately memorialize the change in compensation for the Bank's current CEO and will not, nor should it be interrupted to, set a precedent or be applied to any other current or future employee of the Bank. It should also be understood that in the case of the Bank being acquired by another entity, this compensation arrangement should form the minimum compensation for the CEO thru retirement. It may be altered by the new entity but not, so that the total present value will be less than what is contemplated herein.

                              /s/ Peter Longstreth
                              ------------------------------
                              Peter Longstreth

The Compensation Committee

/s/ John B. Sill, Jr.              /s/ Wendell T. Breithaupt
------------------------------     ------------------------------
John B. Sill, Jr.                  Wendell T. Breithaupt

/s/ Raymond E. Trainer
------------------------------
Raymond E. Trainer

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Amendment to the Compensation Committee/Wendell T. Breithaupt
agreement of August 24, 1994.

Section c. paragraphs 2 and 3

It is also the intent of this agreement that the Bank does not maintain the risk of the investment of these payments. The CEO will receive $70,000 annually at the rate of $5,833.33 per month. These payments must qualify as an operating expense deduction for each of the five years and it must be tax deductible, in total, no later than the year 2000.

If the CEO is unable to perform his duties during the contemplated term of this agreement, he or his estate will be entitled to the balance of the $350,000. This paragraph assumes that the reason for interruption of duties would be health related and not due to unacceptable performance.


Compensation Committee:

/s/ Peter S. Longstreth            /s/ Wendell T. Breithaupt
------------------------------     ------------------------------
Peter S. Longstreth                Wendell T. Breithaupt

/s/ George A. Pruitt
------------------------------
George A. Pruitt

/s/ Raymond E. Trainer
------------------------------
Raymond E. Trainer

/s/ John B. Sill, Jr.
------------------------------
John B. Sill, Jr.



March 19, 1997

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